THE VICTORY BANCORP, INC.
2013 EQUITY INCENTIVE PLAN

I. INTRODUCTION

1.1 Purpose. The purposes of The Victory Bancorp, Inc. 2013 Equity Incentive Plan (this "Plan") are (i) to align the interests of the Company's shareholders and the recipients of awards under this Plan by increasing the economic interest of such interest in the Company's growth and success, (ii) to advance the interests of the Company by attracting and retaining officers, other employees, Non-Employee Directors and other service providers and (iii) to encourage such persons to act in the long-term best interests of the Company and its shareholders.

1.2 Certain Definitions.

"Agreement" shall mean the written or electronic agreement evidencing an award hereunder between the Company and the recipient of an award.

"Board of Directors" shall mean the Board of Directors of the Company.

"**Cause**" shall have the meaning set forth in any employment, consulting or similar service agreement between a participant and the Company and/or a Subsidiary, or, in the absence of such agreement, a termination of a participant's employment resulting from (a) substandard work performance or repeated unreliability that has not been cured to the Company's satisfaction; (b) workplace misconduct; (c) excessive absenteeism; (d) violation of safety rules; (e) violation of Company or Subsidiary business conduct or business ethics policies; (f) fraud or other dishonesty against the Company or Subsidiary; (g) engagement in conduct that the participant knows or should know is materially injurious to the business or reputation of the Company or a Subsidiary; (h) falsifying records (including an employment application); (i) on-the-job intoxication or being under the influence of alcohol or an illegal narcotic or a drug not being used as prescribed; (j) unauthorized use of Company or Subsidiary equipment or confidential information of the Company or a Subsidiary or third party who has entrusted such information to the Company or a Subsidiary; or (k) conviction of a felony or a misdemeanor involving moral turpitude. Whether a participant has been terminated for Cause will be determined by the Committee in its sole discretion.

"Change in Control" shall mean the occurrence of any of the following after the effective date of the Plan:

(a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") acquires beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of 25% or more of either (1) the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities");

IV. PERFORMANCE AWARDS

4.1 Performance Awards. The Committee may, in its discretion, grant Performance Awards to eligible persons selected by the Committee.

4.2 Terms of Performance Awards. Performance Awards shall be subject to the following terms and conditions and shall contain any additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Value of Performance Award and Performance Measures. The method of determining the value of the Performance Award and the Performance Measures and Performance Period applicable to a Performance Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Performance Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period.

(c) Settlement of Vested Performance Awards. The Agreement relating to a Performance Award shall specify whether the award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. If a Performance Award is settled in shares of Restricted Stock, the shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing the Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of the Restricted Stock shall have such rights as a shareholder of the Company as determined pursuant to Section 3.2(d). Any dividends or dividend equivalents with respect to a Performance Award that is subject to performance-based vesting conditions shall be subject to the same restrictions as such Performance Award. Prior to the settlement of a Performance Award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a shareholder of the Company.

4.3 Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Award, or any forfeiture and cancellation of such award upon a termination of employment or service with the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, including a termination for Cause, shall be determined by the Committee and set forth in the applicable award Agreement.

V. GENERAL

5.1 Effective Date and Term of Plan. This Plan shall be submitted to the shareholders of the Company for approval at the Company's 2013 annual meeting of shareholders and, if so approved, the Plan shall become effective as of the date the Plan was approved by the shareholders. This Plan shall terminate as of the first annual meeting of the Company's shareholders to occur on or after the tenth anniversary of its effective date, unless terminated earlier by the Board of Directors. Termination of this Plan shall not affect the terms